STATE
                                                       DEPARTMENT OF ASSESSMENTS
                                                              AND TAXATION
                                                          APPROVED FOR RECORD
                                                          8/04/94 - 11:58 a.m.

                                                                    EXHIBIT 1(d)

                        SCUDDER INTERNATIONAL FUND, INC.

                             ARTICLES SUPPLEMENTARY

      SCUDDER INTERNATIONAL FUND, INC., a Maryland corporation having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at First Maryland Building, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of stock that the Corporation, being registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), has the authority to issue is hereby increased to four hundred million (400,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Four Million Dollars ($4,000,000.00).

      (a) Immediately before the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation had the authority to issue was three hundred million (300,000,000) shares with a par value of One Cent ($.01) per share, for an aggregate par value of Three Million Dollars ($3,000,000.00).

      (b) Immediately after the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation has the authority to issue is four hundred million (400,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Four Million Dollars ($4,000,000.00).

      SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Amendment and Restatement, as amended from time to time (the "Charter") of the Corporation, the Board of Directors has duly classified the one hundred million (100,000,000) shares of the capital stock of the Corporation resultant from the increase of authorized capital effected by these Articles Supplementary as the "Greater Europe Growth Fund." Prior to such increase, one hundred million (100,000,000) shares of authorized capital stock were designated as the "International Fund," one hundred million (100,000,000) shares of authorized capital stock were designated as the "Latin America Fund," and one hundred million (100,000,000) shares were designated as the "Pacific Opportunities Fund," and such increase shall not affect the International Fund, Latin America Fund or Pacific Opportunities Fund shares.

      THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any unissued shares of any series of the Corporation (a "Series") and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

      FOURTH: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions is set forth in the Charter of the Corporation and is not changed by the Articles Supplementary, except that these four Series of shares, as opposed to three, now exist.

      FIFTH: The Board of Directors of the Corporation, by action of a unanimous written consent of the Board of Directors dated August 3, 1994, adopted resolutions increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and classifying the authorized capital stock of the Corporation as set forth in these Articles Supplementary.

      IN WITNESS WHEREOF, Scudder International Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary, on the 3rd day of August, 1994.

ATTEST:                                 SCUDDER INTERNATIONAL FUND, INC.

By  /s/Thomas F. McDonough              By  /s/Nicholas Bratt
    ---------------------------             ----------------------------
    Thomas F. McDonough                     Nicholas Bratt
    Secretary                               President

SEAL

                                                                       INTAS0992

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                                STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the 3 page document on file in this office. DATED: 8/4/94.

                  STATE DEPARTMENT OF ASSESSMENTS AND TAXATION

BY:  /s/ Gloria J. Watson
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This stamp replaces our previous certification system.  Effective 10/84
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